Pricing Supplement dated July 28, 2008,
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]               $2,706,000

                           Royal Bank of Canada
                           Principal Protected Absolute Return Notes Linked to the iShares(R) MSCI Emerging Markets Index Fund, due July 30, 2010



     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Asset(s) described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                 Royal Bank of Canada ("Royal Bank").

Issue:                  Senior Global Medium-Term Notes, Series C

Underwriter:            RBC Capital Markets Corporation

Interest rate           We will not pay you interest during the term of the
(coupon):               notes.

Principal Protection:   100%

Reference Asset:        iShares(R) MSCI Emerging Markets Index Fund

Underlying Index:       MSCI Emerging Markets Index

Incorporated risk       The notes are subject to the risks set forth under the
factors:                heading "General Risks" in the product prospectus
                        supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-5 in the section entitled "Risks Specific To Notes Linked To The
                        Performance Of An Equity Security, An ETF, An Equity
                        Index Or A Basket Of Equity Securities, Equity Indices
                        Or ETFs." As the return on the notes is capped (i.e., subject to a barrier), see also the risks described in the product prospectus supplement on page PS-11 in the section entitled "Risks Specific To Notes Which Are
                        Capped, Callable Or Redeemable."

Initial Valuation       July 28, 2008
Date:

Issue Date:             July 31, 2008

Maturity Date:          July 30, 2010

Term:                   The term of your notes is approximately 2 years.

Payment at Maturity:    At maturity, you will receive a cash payment based on
                        the absolute return formula described in the product supplement

Participation Rate:     100%, subject to the cap and the barriers described
                        herein.

Initial Reference       42.00
Price:

Upper Barrier:          55.86

Lower Barrier:          28.14

Special features of     The notes are absolute return notes. The Upper Barrier
the notes:              is 55.86 (133% of the Initial Reference Price). The
                        Lower Barrier is 28.14 (67% of the Initial Reference
                        Price). The return on the notes is capped at 133% multiplied by the Principal Amount. If, during the term of the note, the closing price of the Reference Asset is greater than the Upper Barrier or less than the Lower
                        Barrier, then, at maturity, the investor will not receive any interest on the note but, rather, receive only the Principal Amount invested. See the section
                        "Certain Features of the Notes" beginning on Page PS-25 in the product prospectus supplement.

U.S. tax treatment      We intend to treat the notes as subject to the special
                        rules applicable to contingent payment debt obligations for U.S. federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental
                        Discussion of Federal Income Taxes" in the accompanying product supplement, "Certain Income Tax Consequences" in the accompanying prospectus supplement, and "Tax
                        Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                 $1,000 (except for certain non-U.S. investors for whom
Investment:             the minimum investment will be higher)

Denomination:           $1,000 (except for certain non-U.S. investors for whom
                        the denomination will be higher)

Final Valuation Date:   July 27, 2010, subject to extension for market and other
                        disruptions.

Determination of        The Final Reference Price of the Reference Asset on any
Final Reference         trading day will equal the official closing price of the
Price:                  iShares(R) MSCI Emerging Markets Index Fund or any
                        successor ETF or index thereto (as described in the product prospectus supplement) published following the regular official weekday close of trading for such ETF or index on that trading day. In certain circumstances, the Final Reference Price for the Reference Asset will be based on an alternate calculation of iShares(R) MSCI
                        Emerging Markets Index Fund described under
                        "Unavailability of the Reference Price on a Valuation
                        Date -- Reference Asset Consisting of an Equity
                        Securities Index" in the product prospectus supplement.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and
                        Book-Entry Issuance" in the accompanying prospectus).

Currency:               U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                  78008GHP0

Calculation agent:      The Bank of New York.

Terms Incorporated      All of the terms appearing above the item captioned
In the Master Note:     "Listing" on the cover page of this pricing supplement
                        and the terms appearing under the caption "Additional
                        Terms of the Principal Protected Notes" in the product prospectus supplement dated January 7, 2008 with respect to principal protected notes.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $2,706,000
Underwriting discounts and commission.................................................     2.25%            $60,885
Proceeds to Royal Bank................................................................     97.75%           $2,645,115


The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is 98.25% and the concession paid to such dealers is 0.50%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $22.50 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of approximately $22.50 per $1,000 principal amount note. The price of the notes also included a profit of $18.00 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, was $40.50 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of a principal protected note. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a principal protected note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                             ADDITIONAL RISK FACTORS

The barriers connected with the absolute return feature of the notes limit the return potential of the notes. The potential return of the notes is limited to the absolute return barriers (as specified above), regardless of the performance of the Reference Asset. If the Reference Asset closes above the upper barrier or below the lower barrier on any single day during the life of the notes, your payment on the notes will be limited to the principal amount. Accordingly, the absolute return barriers for your notes may cause you to earn a return that is less than the return on a direct investment in a security whose return is based solely on the performance of the Reference Asset over the term of your notes.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated January 7, 2008, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.


                              Hypothetical Returns

The following table illustrates the payment at maturity (including, where relevant, the payment of any additional amount) for a $1,000 principal amount note for a hypothetical range of performance from -35% to +35%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

             -------------------------------------------------------

                 Ending                    Absolute
                 Basket        Basket       Basket    Payment at
                 Level         Return       Return     Maturity
             -------------------------------------------------------
                   150         35.00%       35.0%      $1,350.00
                   145         35.00%       35.0%      $1,350.00
                   140         35.00%       35.0%      $1,350.00
                   135         35.00%       35.0%      $1,350.00
                   130         30.00%       30.0%      $1,300.00
                   125         25.00%       25.0%      $1,250.00
                   120         20.00%       20.0%      $1,200.00
                   115         15.00%       15.0%      $1,150.00
                   110         10.00%       10.0%      $1,100.00
                   105          5.00%        5.0%      $1,050.00
                   100          0.00%       0.00%      $1,000.00
                   95          -5.00%        5.0%      $1,050.00
                   90         -10.00%       10.0%      $1,100.00
                   85         -15.00%       15.0%      $1,150.00
                   80         -20.00%       20.0%      $1,200.00
                   75         -25.00%       25.0%      $1,250.00
                   70         -30.00%       30.0%      $1,300.00
                   65         -35.00%       35.0%      $1,350.00
                   60         -35.00%       35.0%      $1,350.00
                   55         -35.00%       35.0%      $1,350.00
                   50         -35.00%       35.0%      $1,350.00
             -------------------------------------------------------
              Hypothetical Example of Amounts Payable at Maturity

The examples set out below are included for illustration purposes only. All examples assume that a holder has purchased the Notes with an aggregate principal amount of $10,000, an Upper Barrier equivalent to 135% of the Initial Reference Price and Lower Barrier equivalent to -35% (65%) of the Initial Reference Price and that no extraordinary event has occurred.


Example 1--    Calculation of the payment at maturity where the Reference Asset is greater than its Initial Reference Price but less than the
               Upper Barrier, and at no time has the Reference Asset closed outside the Range.
               Reference Asset          15%
               Performance:
               Payment at Maturity      $10,000 + ($10,000 x 15%) = $10,000 +
                                        $1,500 = $11,500
               On a $10,000 investment, a 15% Reference Asset Performance results in a payment at maturity of $11,500, a 15% return on the Notes.


Example 2--    Calculation of the payment at maturity where the Reference Asset has, during the term of the note, closed outside the Range.
               Reference Asset          40%
               Performance:
               Payment at Maturity      $10,000 + ($10,000 x 40%) = $10,000 +
                                        $4,000 = $14,000, but because the
                                        Reference Asset closed outside the Range during the term of the Note, the Payment at Maturity will be limited to the Principal Amount.
               On a $10,000 investment, a 40% Reference Asset Performance results in a payment at maturity of $10,000, a 0% return on the Notes.


Example 3--    Calculation of the payment at maturity where the Reference Asset is less than its Initial Reference Price but not less than the
               Lower Barrier, and at no time has the Reference Asset closed outside the Range.
               Reference Asset          -10%
               Performance:
               Payment at Maturity      $10,000 + ($10,000 x 10%) = $10,000 +
                                        $1,000 = $11,000
               On a $10,000 investment, a -10% Reference Asset Performance results in a payment at maturity of $11,000, a 10% return on the Notes.


Example 4--    Calculation of the payment at maturity where the Reference Asset has, during the term of the note, closed outside the Range.
               Reference Asset          -50%
               Performance:
               Payment at Maturity:     $10,000 + ($10,000 x 50%) = $10,000 +
                                        $5,000 = $15,000, but because the
                                        Reference Asset closed outside the Range during the term of the Note, the Payment at Maturity will be limited to the Principal Amount.
               On a $10,000 investment, a -50% Reference Asset Performance results in a payment at maturity of $10,000, a 0% return on the Notes.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the note until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Reference Asset has closed above the Upper Barrier or below the Lower Barrier as of some date or dates during the term of the note, the payment at maturity with respect to each note will be limited to the Principal Amount. This will be true, even where the Final Reference Asset Price closes between the Upper Barrier and the Lower Barrier on the Final Valuation Date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Asset that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the price of the Reference Asset and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.

                               The Reference Asset

The iShares(R) MSCI Emerging Markets Index Fund (the "ETF") is an investment fund that is part of iShares(R) Trust ("iShares(R)") and is managed by Barclays Global Fund Advisors. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, and with certain variations for timing mismatches, of the MSCI Emerging Markets Index (the "Index"). The Index has been developed by Morgan Stanley Capital International, Inc. (the "Index Sponsor") to measure equity market performance in the global emerging markets.

The ETF is managed by Barclays Global Fund Advisors without regard to the notes. In addition, the Index is determined, calculated and maintained by the Index Sponsor without regard to the notes.

You should be aware that an investment in the notes does not entitle you to any ownership interest in the ETF or the stocks of the companies underlying the Index or held by the ETF.

We have obtained all information regarding the ETF contained in this pricing supplement from publicly available information. That information reflects the policies of, and is subject to change by, iShares(R). We do not assume any responsibility for the accuracy or completeness of such information. "iShares(R)" is a registered trademark of Barclays Global Investors, N.A., which has not licensed Royal Bank, its subsidiaries or its affiliates with regards to such information.

iShares(R) currently consists of over 90 investment portfolios. iShares(R) was organized as a Delaware statutory trust on December 16, 1999 and is authorized to have multiple series or portfolios. iShares(R) is an open-end management investment company, registered under the Investment Company Act of 1940, as amended. The offering of iShares(R)'s shares is registered under the Securities Act of 1933, as amended. The various funds under the control of iShares(R) are managed by Barclays Global Fund Advisors, a subsidiary of Barclays Global Investors, N.A.

     The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the "Index"). The ETF's investment objective may be changed without shareholder approval. The Index has been developed by Morgan Stanley Capital International, Inc. ("MSCI" or the "Index Sponsor") to measure equity market performance in the global emerging markets. The Index includes stocks from As of September 30, 2007, the Underlying Index consisted of the following 25 emerging market country indexes: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2007, the Underlying Index's three largest industries were materials, energy and banks. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index. The Index is subject to change at any moment by MSCI. MSCI reviews its indexes quarterly.

     The ETF uses a representative sampling strategy in seeking to track the Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The Fund may or may not hold all of the securities that are included in the Underlying Index.

     An index is a theoretical financial calculation while the Fund is an actual investment portfolio. The performance of the Fund and its Underlying Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund's portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the Underlying Index) or representative sampling. BGFA expects that, over time, the correlation between the Fund's performance and that of its Underlying Index, before fees and expenses, will be 95% or better. A correlation percentage of 100% would indicate perfect correlation. The difference between 100% correlation and the Fund's actual correlation with its Underlying Index is called "tracking error." The Fund's use of a representative sampling indexing strategy can be expected to result in greater tracking error than if the Fund used a replication indexing strategy.


Composition and Historical Performance of the ETF

     As of June 30, 2008, the top ten industry sectors in which the ETF had invested, and its top ten security holdings by company, were as follows:

TOP TEN INDUSTRY SECTORS
-----------------------------------------------------------
1 Energy                                            20.79%
-----------------------------------------------------------
2 Materials                                         18.15%
-----------------------------------------------------------
3 Financials                                        17.52%
-----------------------------------------------------------
4 Information Technology                            13.64%
-----------------------------------------------------------
5 Telecommunication Services                        11.89%
-----------------------------------------------------------
6 Industrials                                        5.71%
-----------------------------------------------------------
7 Utilities                                          3.70%
-----------------------------------------------------------
8 Consumer Staples                                   3.11%
-----------------------------------------------------------
9 Consumer Discretionary                             2.95%
-----------------------------------------------------------
10 Health Care                                       1.68%
-----------------------------------------------------------

TOP TEN SECURITY HOLDINGS
-----------------------------------------------------------
1 OAO Gazprom-REG S ADS                              4.17%
-----------------------------------------------------------
2 Samsung Electr- GDR REGS 144A                      3.22%
-----------------------------------------------------------
3 Petroleo Brasileiro S.A.- ADR                      3.12%
-----------------------------------------------------------
4 Petroleo Brasileiro S.A.- ADR                      2.97%
-----------------------------------------------------------
5 Taiwan Semiconductor- SP ADR                       2.77%
-----------------------------------------------------------
6 Posco- ADR                                         2.56%
-----------------------------------------------------------
7 Chunghwa Telecom CO LTD- ADR                       2.26%
-----------------------------------------------------------
8 China Mobile LTD                                   2.15%
-----------------------------------------------------------
9 Cia Vale do Rio Doce- SP ADR                       2.05%
-----------------------------------------------------------
10 Cia Vale do Rio Doce- ADR                         1.76%
-----------------------------------------------------------
Source: www.iShares(R).com


The price of the ETF at any time does not reflect the payment of dividends on the stocks included in the ETF or the Index. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

     This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of the Reference Asset. We have derived all disclosures contained in this pricing supplement regarding the Reference Asset and the Underlying Index from the publicly available documents described in the preceding paragraphs. Neither we nor RBC Capital Markets Corporation or its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Asset or the Underlying Index in connection with the offering of the Notes. Neither we nor RBC Capital Markets Corporation or its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Reference Asset or the Underlying Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Reference Asset (and therefore the payment at maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset or the Underlying Index could affect the value you will receive on the Maturity Date with respect to the Notes and therefore the market value of the Notes.

     No one makes any representation to you as to the performance of the shares of the Reference Asset. As a prospective purchaser of Notes, you should undertake such independent investigation of the Reference Asset and the Underlying Index as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

                             Historical Information


The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for the four calendar quarters in each of 2005, 2006 and 2007, the first and second calendar quarters of 2008, as well as for the period from July 1, 2008 through July 28, 2008. (If no level is provided in the table for a particular period that indicates that the index was not traded at such time.)


We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the market price of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

The price of the ETF at any time does not reflect the payment of dividends on the stocks included in the ETF or the Index. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

                    iShares MSCI Emerging Markets Index Fund
                                   ('03 - '08)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                               High Intra-Day          Low Intra-Day           Closing Price of
   Period-Start          Period-End             Price of the            Price of the            the Reference
       Date                 Date              Reference Asset         Reference Asset               Asset
       ----                 ----              ---------------         ---------------               -----
     1/1/2005             3/31/2005               24.7254                 21.1256                  22.5333
     4/1/2005             6/30/2005               24.3933                 21.53                    23.8667
     7/1/2005             9/30/2005               28.38                   23.6667                  28.2933
    10/1/2005            12/30/2005               30                      24.95                    29.4167

     1/1/2006             3/31/2006               33.7967                 30                       33
     4/1/2006             6/30/2006               37.0833                 27.1167                  31.3
     7/1/2006             9/29/2006               33.3333                 29.0233                  32.2567
    10/1/2006            12/29/2006               38.2667                 31.6333                  38.0567

     1/1/2007             3/31/2007               39.86                   34.52                    38.8333
     4/1/2007             6/30/2007               44.6433                 38.74                    43.8833
     7/1/2007             9/30/2007               50.6667                 37.1367                  49.8167
    10/1/2007            12/31/2007               55.8267                 47.1767                  50.1

     1/1/2008             3/31/2008               50.7533                 40.6767                  44.7933
     4/1/2008             6/30/2008               52.4867                 44.4333                  45.24
     7/1/2008             7/28/2008               44.7733                 41.5233                  42


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about July 31, 2008, which is the third business day following the Initial Valuation Date (this settlement cycle being referred to as "T+3"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $2,706,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

             Principal Protected Absolute Return Notes Linked to the iShares(R) MSCI Emerging Markets Index Fund, due July 30, 2010


                                  July 28, 2008